Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS SECOND QUARTER 2025 RESULTS

Strong Second Quarter Performance As ‘Fit to Win’ Momentum Accelerates

Increasing Full-Year 2025 Guidance

PERRYSBURG, Ohio (July 30, 2025) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the second quarter ended June 30, 2025.

	Net Earnings (Loss) Attributable to the Company Per Share (Diluted)		Earnings Before Income Taxes $M
	2Q25	2Q24	2Q25	2Q24
Reported	$(0.03)	$0.36	$7	$104

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	2Q25	2Q24	2Q25	2Q24
Non – GAAP	$0.53	$0.44	$225	$233

“Our teams executed effectively to deliver a strong second quarter 2025 performance, despite a sluggish demand environment,” said Gordon Hardie, Chief Executive Officer of O-I Glass. “While reported earnings declined year-over-year due to restructuring charges, our adjusted earnings rose 20 percent compared to the second quarter of last year. Notably, the company’s continued performance on Fit to Win initiatives to improve our competitive position has more than offset macroeconomic softness in several markets.”

“The company remains focused on executing against controllable factors—and the results reflect that discipline. Year-to-date, Fit to Win benefits have reached $145 million, reinforcing our confidence in achieving or surpassing the ambitious goals we set during our recent Investor Day. Given our strong performance and momentum, we are raising our full-year 2025 guidance and now anticipate adjusted earnings will increase 60 to 90 percent over 2024.”

“Following a comprehensive review, we have made the financially prudent decision to halt further MAGMA development and operations. While the earlier stages delivered meaningful technical advancements, we have concluded the platform does not have a pathway to the operational or financial return requirements as previously outlined.”

“Through our ‘Best at Both’ operations strategy, as outlined at Investor Day, we believe we can drive significantly higher premium output at lower operating cost and capital intensity than MAGMA would have realized in the coming years. This decision aligns with our focus on driving competitiveness and economic profit. Accordingly, we intend to reconfigure our Bowling Green facility into a best-cost, premium-focused operation. We are confident this is the right path forward for our business, our customers, and our shareholders,” Hardie concluded.

Second Quarter 2025 Results

O-I Glass reported second quarter 2025 net sales of $1.7 billion, consistent with the prior year. Net Sales benefited from favorable currency translation; however, this was offset by slightly lower selling prices and an approximately 3 percent decline in shipment volume (in tons). While demand increased in the Americas, it softened in Europe. On a year-to-date basis, shipment volumes were up nearly 1 percent compared to the prior year.

Earnings before income taxes totaled $7 million, down from $104 million in the same period last year. This decline primarily reflected items not considered representative of ongoing operations, including $108 million in restructuring and asset impairment charges, largely associated with the discontinuation of the MAGMA program. Additionally, segment operating profit was modestly lower, though this was partially offset by improved retained corporate and other costs.

Segment operating profit was $225 million in the second quarter compared to $233 million in the same period of 2024.

•	Americas: Segment operating profit rose to $135 million, up from $106 million in the prior year period. This increase was driven by significant operating cost reductions from our Fit to Win initiatives and a 4 percent growth in sales volume as a result of improved competitiveness. These gains were partially offset by unfavorable currency translation and by slightly lower net price.

•	Europe: Segment operating profit declined to $90 million, down from $127 million in the prior year period. The decrease was primarily due to unfavorable net price, an approximately 9 percent drop in sales volume (in tons), and higher operating costs due to increased temporary production curtailments aimed at reducing inventory. These headwinds were partially mitigated by Fit to Win savings and favorable currency translation.

Retained corporate and other costs improved to $25 million, down from $32 million in the prior year period, reflecting Fit to Win benefits partially offset by other costs including higher management incentives. Net interest expense was $85 million, slightly lower than $87 million in the second quarter of 2024.

The company reported a net loss attributable to the company of $0.03 per share in the second quarter of 2025, down from net earnings of $0.36 per share (diluted) in the prior year period mostly due to items not considered representative of ongoing operations.

Adjusted earnings were $0.53 per share (diluted) up from $0.44 per share (diluted) in the second quarter of 2024.

Updated Full-Year 2025 Outlook

	2025 Guidance		2024
	Current	Previous	Actual
Adjusted Earnings Per Share (EPS)	$1.30 - $1.55	$1.20 - $1.50	$0.81
Free Cash Flow – Source / (Use) ($M)	$150 - $200	$150 - $200	$(128)

O-I continues to expect full-year 2025 sales volumes will be in line with prior year levels. Reflecting strong year-to-date performance and continued momentum from the Fit to Win program, the company has raised its full-year 2025 adjusted earnings guidance to a range of $1.30 to $1.55 per share, up from the previous outlook of $1.20 to $1.50 per share. This represents a projected improvement of 60 to 90 percent over 2024 results. The company continues to anticipate free cash flow of $150 to $200 million for the full year which is about a $300 million improvement from the prior year, despite $140 to $150 million in cash restructuring costs.

In late July 2025, and in addition to halting MAGMA, the company finalized its plans for the indefinite suspension of operations of one furnace as well as the closure of one plant in its Americas segment. These actions are part of O-I’s Fit to Win initiative to reduce redundant capacity and begin to optimize its network. Subject to finalization of certain estimates, the company expects to record charges associated with these closures of approximately $45 million in the third quarter of 2025.

Guidance primarily reflects the company’s current view on sales and production volume, mix and working capital trends; it may not fully reflect the potential impact of tariffs on U.S. imports or retaliatory tariffs on U.S. exports. O-I’s adjusted earnings outlook assumes foreign currency rates as of July 28, 2025, and a full-year adjusted effective tax rate of approximately 33 to 36 percent.

The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, energy and raw materials costs, supply chain disruptions, labor challenges, and success in global profitability improvement initiatives, among other factors.

Conference Call Scheduled for July 30, 2025

O-I’s management team will conduct a conference call to discuss the company’s latest results on Wednesday, July 30, 2025, at 8:00 a.m. EDT A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, O-I wishes to notify investors, media, and other interested parties that it uses its website (www.o-i.com/investors) to publish important information about O-I, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that O-I uses may be updated on O-I’s media and website from time to time. O-I encourages investors, media, and other interested parties to review the information the company may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

O-I’s third quarter 2025 earnings conference call is currently scheduled for Wednesday, November 5, 2025 at 8:00 a.m. EST.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass, and we are proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it is also pure, healthy, and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 21,000 people across 69 plants in 19 countries, O-I achieved net sales of $6.5 billion in 2024. Learn more about us:: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, segment operating profit margin and adjusted effective tax rate provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings (loss) attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment net sales. Adjusted effective tax rate relates to provision for income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments divided by earnings before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by operating activities less cash payments for property, plant, and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “target,” “commit,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to achieve expected benefits from cost management, efficiency improvements, and profitability initiatives, such as its Fit to Win program, including expected impacts from production curtailments, reduction in force and furnace closures, (2) the general political, economic, legal and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, trade policies and disputes, financial market conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates, changes in laws or policies, legal proceedings involving the company, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (3) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Ukraine-Russia and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (4) competitive pressures from other glass container producers and alternative forms of packaging or consolidation among competitors and customers, (5) changes in consumer preferences or customer inventory management practices, (6) the continuing consolidation of the company’s customer base, (7) impacts from the company’s decision to halt further MAGMA development and operations, (8) unanticipated supply chain and operational disruptions, including higher capital spending, (9) seasonality of customer demand, (10) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (11) labor shortages, labor cost increases or strikes, (12) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (13) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (14) any increases in the underfunded status of the company’s pension plans, (15) any failure or disruption of the company’s information technology, or those of third parties on which the company relies, or any cybersecurity or data privacy incidents affecting the company or its third-party service providers, (16) risks related to the company’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of the company to generate cash to service indebtedness and refinance debt on favorable terms, (17) risks associated with operating in foreign countries, (18) foreign currency fluctuations relative to the U.S. dollar, (19) changes in tax laws or global trade policies, (20) the company’s ability to comply with various environmental legal requirements, (21) risks related to recycling and recycled content laws and regulations, (22) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders, and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results of operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30		Six months ended June 30
Unaudited	2025	2024	2025	2024
Net sales	$1,706	$1,729	$3,273	$3,322
Cost of goods sold	(1,407)	(1,426)	(2,694)	(2,701)

Gross profit	299	303	579	621

Selling and administrative expense	(106)	(110)	(213)	(233)
Research, development and engineering expense	(11)	(20)	(25)	(42)
Interest expense, net	(85)	(87)	(166)	(165)
Equity earnings	28	30	51	55
Other expense, net	(118)	(12)	(200)	(15)

Earnings before income taxes	7	104	26	221

Provision for income taxes	(6)	(42)	(36)	(83)

Net earnings (loss)	1	62	(10)	138

Net earnings attributable to noncontrolling interests	(6)	(5)	(10)	(9)

Net earnings (loss) attributable to the Company	$(5)	$57	$(20)	$129

Basic earnings per share:
Net earnings (loss) attributable to the Company	$(0.03)	$0.37	$(0.13)	$0.83
Weighted average shares outstanding (thousands)	153,993	155,280	153,851	154,777

Diluted earnings per share:
Net earnings (loss) attributable to the Company	$(0.03)	$0.36	$(0.13)	$0.81
Diluted average shares (thousands)	153,993	157,382	153,851	157,925

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	June 30,	December 31,	June 30,
	2025	2024	2024
Assets
Current assets:
Cash and cash equivalents	$487	$734	$671
Trade receivables, net	848	572	725
Inventories	990	963	1,153
Prepaid expenses and other current assets	279	209	270
Total current assets	2,604	2,478	2,819

Property, plant and equipment, net	3,458	3,296	3,465
Goodwill	1,467	1,321	1,395
Intangibles, net	196	198	226
Other assets	1,454	1,361	1,429

Total assets	$9,179	$8,654	$9,334

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,104	$1,142	$1,127
Short-term loans and long-term debt due within one year	236	416	500
Other liabilities	762	602	607
Total current liabilities	2,102	2,160	2,234

Long-term debt	4,898	4,553	4,648
Other long-term liabilities	810	736	821
Share owners' equity	1,369	1,205	1,631

Total liabilities and share owners' equity	$9,179	$8,654	$9,334

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

Unaudited	Three months ended June 30		Six months ended June 30
	2025	2024	2025	2024
Cash flows from operating activities:
Net earnings (loss)	$1	$62	$(10)	$138
Non-cash charges
Depreciation and amortization	120	125	238	250
Pension expense	8	8	15	16
Stock-based compensation expense	4	(1)	8	6
Restructuring, asset impairment and related charges	113		195
Legacy environmental charge		10	4	10
Gain on sale of miscellaneous assets			(6)
Cash payments
Pension contributions	(7)	(6)	(14)	(9)
Cash paid for restructuring activities	(50)	(5)	(78)	(15)
Change in components of working capital (a)	(21)	53	(335)	(439)
Other, net (b)	(13)	4	(33)	23
Cash provided by (utilized in) operating activities	155	250	(16)	(20)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(104)	(160)	(239)	(373)
Contributions and advances to joint ventures
Net cash proceeds related to disposal of misc. assets	5	6	18	6
Net cash proceeds (payments) from hedging activities	(2)	(11)		(13)
Cash utilized in investing activities	(101)	(165)	(221)	(380)

Cash flows from financing activities:
Changes in borrowings, net	10	227	(6)	233
Shares repurchased	(10)	(10)	(20)	(20)
Payment of finance fees		(11)		(11)
Net cash receipts (payments) for hedging activity	(6)		(6)
Distributions to non-controlling interests	(8)	(9)	(8)	(9)
Other, net (c)			(7)	(13)
Cash provided by (utilized in) financing activities	(14)	197	(47)	180
Effect of exchange rate fluctuations on cash	23	(6)	37	(22)
Change in cash	63	276	(247)	(242)
Cash at beginning of period	424	395	734	913
Cash at end of period	$487	$671	$487	$671

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At June 30, 2025, December 31, 2024 and June 30, 2024, the amount of receivables sold by the Company was $544 million, $535 million and $632 million, respectively. For the six months ended June 30, 2025 and 2024, the Company's use of its factoring programs resulted in increases of $9 million and $90 million to cash provided by operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

(c)	Other, net includes share settlement activity

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

Unaudited	Three months ended June 30		Six months ended June 30
	2025	2024	2025	2024
Net sales:
Americas	$943	$899	$1,816	$1,753
Europe	741	802	1,407	1,511
Reportable segment totals	1,684	1,701	3,223	3,264
Other	22	28	50	58
Net sales	$1,706	$1,729	$3,273	$3,322

Earnings before income taxes	$7	$104	$26	$221
Items excluded from segment operating profit:
Retained corporate costs and other	25	32	53	72
Items not considered representative of ongoing operations (a)	108	10	189	10
Interest expense, net	85	87	166	165
Segment operating profit (b):	$225	$233	$434	$468

Americas	$135	$106	$276	$208
Europe	90	127	158	260
Reportable segment totals	$225	$233	$434	$468

Ratio of earnings before income taxes to net sales	0.4%	6.0%	0.8%	6.7%

Segment operating profit margin (c):
Americas	14.3%	11.8%	15.2%	11.9%
Europe	12.1%	15.8%	11.2%	17.2%

Reportable segment margin totals	13.4%	13.7%	13.5%	14.3%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense,net, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended June 30
	Americas	Europe	Total
Net sales for reportable segments- 2024	$899	$802	$1,701
Effects of changing foreign currency rates (a)	(28)	56	28
Price	22	(41)	(19)
Sales volume & mix	50	(76)	(26)
Total reconciling items	44	(61)	(17)
Net sales for reportable segments- 2025	$943	$741	$1,684

	Three months ended June 30
	Americas	Europe	Total
Segment operating profit - 2024	$106	$127	$233
Effects of changing foreign currency rates (a)	(9)	9	-
Net price (net of cost inflation)	(7)	(24)	(31)
Sales volume & mix	10	(18)	(8)
Operating costs	35	(4)	31
Total reconciling items	29	(37)	(8)
Segment operating profit - 2025	$135	$90	$225

	Six months ended June 30
	Americas	Europe	Total
Net sales for reportable segments- 2024	$1,753	$1,511	$3,264
Effects of changing foreign currency rates (a)	(87)	41	(46)
Price	52	(87)	(35)
Sales volume & mix	98	(58)	40
Total reconciling items	63	(104)	(41)
Net sales for reportable segments- 2025	$1,816	$1,407	$3,223

	Six months ended June 30
	Americas	Europe	Total
Segment operating profit - 2024	$208	$260	$468
Effects of changing foreign currency rates (a)	(11)	7	(4)
Net price (net of cost inflation)	(8)	(62)	(70)
Sales volume & mix	21	(12)	9
Operating costs	66	(35)	31
Total reconciling items	68	(102)	(34)
Segment operating profit - 2025	$276	$158	$434

(a) Currency effect on net sales and segment operating profit determined by using 2025 foreign currency exchange rates to translate 2024 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended June 30		Six months ended June 30		Year Ended December 31,
	2025	2024	2025	2024	2024
Net earnings (loss) attributable to the Company	$(5)	$57	$(20)	$129	$(106)
Items impacting equity earnings
Equity investment impairment					25
Restructuring, asset impairment and other charges					2
Items impacting other income (expense), net:
Restructuring, asset impairment and other charges	108		191		204
Legacy environmental charge		10	4	10	11
Gain on sale of miscellaneous assets			(6)		(6)
Pension settlement and curtailment charges					5
Items impacting interest expense:
Charges for note repurchase premiums and write-off of deferred finance fees and related charges		2		2	2
Items impacting income tax:
European investment tax incentive	(22)		(22)
Net expense (benefit) for income tax on items above			(2)		(11)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above					1
Total adjusting items (non-GAAP)	$86	$12	$165	$12	$233

Adjusted earnings (non-GAAP)	$82	$69	$145	$141	$127

Diluted average shares (thousands)	153,993	157,382	153,851	157,925	154,552

Net earnings (loss) attributable to the Company (diluted)	$(0.03)	$0.36	$(0.13)	$0.81	$(0.69)
Adjusted earnings per share (non-GAAP) (a)	$0.53	$0.44	$0.93	$0.89	$0.81

(a)	For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 155,209 for the three months ended June 30, 2025.
For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 155,502 for the six months ended June 30, 2025.
For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 157,263 for the year ended December 31, 2024.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the periods ending after June 30, 2025 to its most directly comparable GAAP financial measure, net earnings (loss) attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Net earnings (loss) attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to  net earnings (loss) attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

Unaudited

O-I GLASS, INC.

Reconciliation to Free Cash Flow

(Dollars in millions)

	Forecast for Year Ended December 31, 2025	Year Ended December 31, 2024
Cash provided by operating activities	$600	$489
Cash payments for property, plant and equipment	(400 to 450)	(617)
Free cash flow (non-GAAP)	$150 to 200	$(128)

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

(Dollars in millions)

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2025, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) before income taxes includes several significant items, such as restructuring charges, asset impairment charges, and charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to provision for income taxes divided by earnings (loss) before income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.